UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 22, 2014

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Rockefeller Plaza, Suite 400, New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) On May 22, 2014, the Board of Directors of Intervest Bancshares Corporation (the “Company”) approved the Annual Incentive Plan for Senior Executives (the “Plan”), which had been approved by the Compensation Committee and recommended to the Board of Directors. The Plan is included in this Report as Exhibit 10.1. The Plan is effective for the year ending December 31, 2014.

The participants in the Plan are the senior executive team of the Company, consisting of the following officers: the Chief Executive Officer (Lowell S. Dansker), the President of the Company’s bank subsidiary (Keith A. Olsen), the Chief Financial Officer (John J. Arvonio), the Vice President (Stephen A. Helman); and the Chief Credit Officer of the Company’s bank subsidiary (Robert Tonne).

Plan participants will be eligible to receive target incentive awards, calculated as a percentage of base salary. The annual target bonus for each officer is set out in the Plan. The Board, in its discretion, may make awards in the form of cash or shares of the Company’s common stock (which would be issued under the Company’s 2013 Equity Incentive Plan). In the case of the Chief Executive Officer and the President of the Bank, the components include loan originations, corporate goals and individual performance, with the specific allocations set out in the Plan. For the other participants, the components are corporate goals and individual performance. The incentive awards based on corporate results will be determined as the weighted-average percent of actual annualized results against pre-determined annualized goals in specified performance criteria related to: return on equity; percentage increase in net income; return on average assets; percentage of non-performing assets; and efficiency ratio, with the annual thresholds and goals as specified in the Plan. The individual bonus award is based on an evaluation of the individual’s performance in contributing to the success of the Bank, as determined by the Board of Directors in its discretion. No awards will be made under loan origination or annualized corporate goals unless the Company achieves a minimum 7.0% return on equity. Corporate-based awards will be a weighted-average percent of annualized goal attainment for the five areas mentioned above and annualized performance below the threshold level within any particular category will be considered zero. Calculated awards may be increased or decreased by up to 10% in the discretion of the Compensation Committee. The goals and thresholds have been established for 2014 and it is contemplated that they will be reviewed on an annual basis.

(b) On May 22, 2014, the Board of Directors of Intervest National Bank (the “Bank”) approved an increase in the base salary of Mr. Robert W. Tonne, Chief Credit Officer of the Bank, from $205,000 to $215,000. The salary increase is effective as of June 1, 2014.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders (the “Meeting”) of the Company was held on May 22, 2014. As of the record date of March 31, 2014, there were a total of 22,021,190 shares of common stock outstanding and entitled to vote at the Meeting. At the Meeting, 20,547,174 shares of common stock were present in person or by proxy, representing a quorum.

At the meeting, the Company’s shareholders: (i) elected each of the ten persons listed below under “Election of Directors” to serve as a director of the Company until the next annual meeting of shareholders; (ii) approved a non-binding advisory proposal on executive officer compensation; and (iii) ratified the appointment of Hacker, Johnson & Smith, P.A., P.C., as the Company’s independent auditor for 2014.

The results of voting at the annual meeting on each such matter follows:

1.	Election of Directors.

Directors	Votes For	Withheld	Broker Non-Votes
Michael A. Callen	13,836,926	974,455	5,735,793
C. Wayne Crowell	14,040,375	771,006	5,735,793
Lowell S. Dansker	12,906,376	1,905,005	5,735,793
Paul R. DeRosa	14,026,505	784,876	5,735,793
Stephen A. Helman	12,891,176	1,920,205	5,735,793
Wayne F. Holly	14,029,405	781,976	5,735,793
Susan Roth Katzke	14,050,105	761,276	5,735,793
Lawton Swan, III	14,026,905	784,476	5,735,793
Thomas E. Willett	12,035,988	2,775,393	5,735,793
Wesley T. Wood	12,905,559	1,905,822	5,735,793

2.	Non-Binding Advisory Proposal on the Compensation of the Company’s Executive Officers.

Votes For	Votes Against	Abstain	Broker Non-Votes
12,527,331	2,219,155	64,895	5,735,793

3.	Ratification of appointment of Hacker, Johnson & Smith P.A., P.C. as independent auditor for 2014.

Votes For	Votes Against	Abstain	Broker Non-Votes
20,400,718	93,231	53,225	None

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Annual Incentive Plan for Senior Executives

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: May 27, 2014	By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman and Chief Executive Officer
(Principal Executive Officer)